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FOR IMMEDIATE RELEASE

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CB Richard Ellis Group, Inc. Announces Appointment

of Robert E. Sulentic As Chief Financial Officer

Los Angeles – February 18, 2009 – CB Richard Ellis Group, Inc. (NYSE:CBG) today announced that Robert E. Sulentic has been named the company’s Chief Financial Officer.

Mr. Sulentic is a highly seasoned industry veteran who combines public company corporate finance experience with an in-depth understanding of the company’s global operations. Mr. Sulentic is currently Chief Executive Officer of the company’s Development Services business, and until recently, served as Group President of CB Richard Ellis’ EMEA and Asia Pacific operations. Before that, he was Chief Financial Officer and then Chief Executive Officer of Trammell Crow Company, prior to its acquisition by CB Richard Ellis in December 2006. In addition to his Chief Financial Officer role, Mr. Sulentic will also continue to lead the company’s Development Services business.

In addition, Jim Groch has been named Chief Investment Officer with responsibility for Corporate Finance and Strategy, which is a new position. Mr. Groch held a similar position with Trammell Crow Company prior to its acquisition by CB Richard Ellis. He has strong expertise and a proven track record in corporate finance, real estate investment, and mergers and acquisitions. Included among his responsibilities will be a focus on managing the company’s capital structure and balance sheet and overseeing merger and acquisition activities. Mr. Groch will also continue as the Chief Investment Officer for the company’s Development Services business.

Gil Borok, who assumed the responsibilities of interim Chief Financial Officer in late 2008, will resume his responsibilities as the company’s Executive Vice President, Chief Accounting Officer. Additionally, Mr. Borok will assume the role of Chief Financial Officer of the company’s Americas business.

“Bob, Jim and Gil are a highly experienced team that work well together. I look forward to their collective guidance and counsel as we lead the company forward through the current downcycle and position ourselves to take advantage of an eventual improvement in market conditions,” said Brett White, President and Chief Executive Officer of CB Richard Ellis.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2008 revenue). With over 29,000 employees, the Company serves real estate owners, investors and occupiers through more than 300 offices worldwide (excluding affiliate offices). CB Richard Ellis offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. CB Richard Ellis is the only commercial real estate services company named one of the 50 “best in class” companies by BusinessWeek, and was also named one of the 100 fastest growing companies by Fortune. Please visit our Web site at www.cbre.com.